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                                                                    EXHIBIT 12.1

                          WINSTAR COMMUNICATIONS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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
                                           TEN MONTHS                                                           SIX MONTHS
                                              ENDED      YEAR ENDED    YEAR ENDED   YEAR ENDED   YEAR ENDED        ENDED
                                           DECEMBER 31,  DECEMBER 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31,  JUNE 30, 2000
                                           ------------  ------------  -----------  ------------ ------------  --------------
                                              1995          1996          1997         1998         1999
                                              ----          ----          ----         ----         ----
     Net loss before income taxes
          and extraordinary items .......   $(13,262)     $(79,746)   $(235,999)   $(425,250)   $(642,277)       $(336,298)
     Adjustments to Earnings:
          Fixed charges, as
             detailed below .............       7,534       38,268       85,324      168,232      244,563          163,567
          Interest capitalized ..........        --           (320)      (4,200)      (1,700)     (23,497)         (21,321)
                                             --------     --------    ---------    ---------    ---------        ---------
     Earnings as adjusted ...............    $ (5,728)    $(41,798)   $(154,875)   $(258,718)   $(421,211)       $(194,052)
                                             ========     ========    =========    =========    =========        =========
              Combined fixed
                 charges and
                 preferred stock
                 dividends
                 deficiency .............    $ (5,728)    $(41,798)   $(154,875)   $(258,718)   $(421,211)       $(194,052)
                                             ========     ========    =========    =========    =========        =========

FIXED CHARGES:

     Interest expense ...................    $  7,186     $ 36,748    $  77,257    $ 156,599    $ 211,744        $ 136,762
     Capitalized interest ...............        --            320        4,200        1,700       23,497           21,321
     Portion of rental expense
         which is representative of
         interest .......................         348        1,200        3,867        9,933        9,322            5,484
                                             --------     --------    ---------    ---------    ---------        ---------
              Total Fixed Charges .......       7,534       38,268       85,324      168,232      244,563          163,567

PREFERRED STOCK DIVIDENDS:                        216         --          5,879       42,968       61,490           57,631
                                             --------     --------    ---------    ---------    ---------        ---------

COMBINED FIXED CHARGES AND
   PREFERRED STOCK DIVIDENDS: ...........    $  7,750     $ 38,268    $  91,203    $ 211,200    $ 306,063        $ 221,198
                                             ========     ========    =========    =========    =========        =========

DEFICIENCY IN EARNINGS TO
   COVER FIXED CHARGES: .................     (13,262)     (80,066)    (240,199)    (426,950)    (665,774)        (357,619)

DEFICIENCY IN EARNINGS TO
   COVER COMBINED FIXED
   CHARGES AND PREFERRED
   STOCK DIVIDENDS: .....................    $(13,478)    $(80,066)   $(246,078)   $(469,918)   $(727,264)       $(416,250)
                                             ========     ========    =========    =========    =========        =========

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